Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

MicroCloud Hologram Inc.

(Exact Name of Registrant as Specified in its Charter)

CALCULATION OF REGISTRATION FEE

Newly Registered Securities

Fees to Be Paid	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
	Equity	Class A Ordinary shares, par value $0.001 per share	-	-		-		-		-	-
	Debt, Debt Convertible into Equity	Debt Securities (4)	-	-		-		-		-	-
	Other	Warrants	-	-		-		-		-	-
	Other	Rights	-	-		-		-		-	-
	Other	Units (4)	-	-		-		-		-	-
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	-	(2)	-	(2)	$300,000,000	(2)(3)	0.00015310	$45,930.00
Total Offering Amounts								$300,000,000.00		Net Fee Due	$45,930.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment. In addition, an indeterminate number of common shares are registered hereunder that may be issued upon conversion of or exchange for any other securities.
(2)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold from time to time at indeterminate prices, with an initial aggregate public offering price not to exceed $300,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $300,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as part of units, which may consist of any combination of the securities registered hereunder.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Pursuant to General Instruction II.C of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(4)	Consisting of some or all of the classes of securities listed above, in any combination, including common shares, preferred shares, debt securities, warrants, and rights.